UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT
PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934
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FGBC BANCSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FGBC BANCSHARES, INC.
101 Main Street
Franklin, Georgia 30217
December 26, 2008
Dear Shareholder:
     On behalf of the board of directors and management of FGBC Bancshares, Inc. (the “Company”), I cordially invite you to a special meeting of shareholders to be held on January 26, 2009, at 10:00 a.m. local time at the Franklin branch of First Georgia Banking Company, 101 Main Street, Franklin, Georgia 30217 for the following purposes:
1)	Approve Articles of Amendment. To approve an amendment to the Company’s articles of incorporation that authorizes the Company to issue preferred stock in addition to common stock.
2)	Adjournment. To approve an adjournment of the special meeting, if necessary, to solicit additional proxies.
3)	Other Business. To transact such other or further business as may properly come before the special meeting and any adjournment or postponement thereof.
     The proposed amendment to our articles of incorporation is required if the Company wishes to participate in the Capital Purchase Program (“CPP”) that was recently established by the United States Treasury Department as authorized by the Emergency Economic Stabilization Act of 2008. Through the CPP, the Treasury Department will provide participating financial institutions with a direct capital investment through the Treasury Department’s purchase of preferred stock. The program was designed to attract broad participation by healthy institutions that will use the capital to increase lending.
     The Company is “well capitalized” by regulatory standards and the board does not feel that participation in the CPP is needed to carry out the Company’s business plan. Nevertheless, although no final decision has been made, the board feels that participation in the CPP may be beneficial as a means to grow the Company’s business through increased lending in our markets. The purpose of the proposed amendment, therefore, is to position the Company to be able to participate in the CPP if it desires to do so and is selected. While the initiation of the CPP triggered the board to adopt the proposed amendment and call the special meeting, the effect of the proposed amendment would be to authorize the board to issue preferred stock in the future on terms and conditions that it deems advisable, either pursuant to the CPP or otherwise.
     The accompanying proxy statement includes a formal notice of the special meeting, information concerning the proposals to be voted on and other information concerning the special meeting.
     A form of proxy is enclosed. You are urged to complete, sign and return it to the Company as soon as possible in the enclosed, postage prepaid envelope. If you attend the special meeting in person, you may revoke your proxy at that time simply by requesting the right to vote in person. Additionally, you may revoke the proxy by filing a subsequent proxy with the Company’s Secretary prior to or at the time of the special meeting.
     Your continued support of the Company is very important. I look forward to welcoming you at the meeting.

Sincerely,
Jackie L. Reed
President and Chief Executive Officer

FGBC BANCSHARES, INC.
101 Main Street
Franklin, Georgia 30217

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD JANUARY 26, 2009

     NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the “Meeting”) of FGBC Bancshares, Inc., a Georgia corporation (the “Company”), will be held on January 26, 2009, at 10:00 a.m. local time at the Franklin branch of First Georgia Banking Company, 101 Main Street, Franklin, Georgia 30217, for the following purposes:
1)	Approve Articles of Amendment. To approve an amendment to the Company’s articles of incorporation that authorizes the Company to issue preferred stock in addition to common stock.
2)	Adjournment. To approve an adjournment of the special meeting, if necessary, to solicit additional proxies.
3)	Other Business. To transact such other or further business as may properly come before the special meeting and any adjournment or postponement thereof.
     The board of directors has fixed the close of business on November 24, 2008 as the record date for determining the shareholders entitled to notice of, and to vote at, the Meeting or any adjournments thereof. A list of such shareholders will be available for inspection by shareholders at the Meeting.
     Detailed information relating to the above matters is set forth in the accompanying proxy statement dated December 26, 2008. Whether or not you expect to attend the Meeting in person, please mark, sign, date and return the enclosed proxy card in the accompanying postage-prepaid envelope as promptly as possible. If you do attend the Meeting in person, you may withdraw your proxy should you wish to vote in person. Additionally, you may revoke the proxy by filing a subsequent proxy with the Company’s Secretary prior to or at the time of the Meeting.

By Order of the Board of Directors,
Jackie L. Reed
President and Chief Executive Officer
Franklin, Georgia

December 26, 2008

FGBC BANCSHARES, INC.
101 Main Street
Franklin, Georgia 30217
(678) 839-4510

PROXY STATEMENT
FOR THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON JANUARY 26, 2009

GENERAL INFORMATION
     This proxy statement is being furnished in connection with the solicitation of proxies by the board of directors of FGBC Bancshares, Inc., a Georgia corporation (the “Company”, “we” or “us”), for use at a special meeting of shareholders (the “Meeting”) to be held at 10:00 a.m. local time on January 26, 2009, at the Franklin branch of First Georgia Banking Company, 101 Main Street, Franklin, Georgia 30217 and at any and all adjournments or postponements thereof. This proxy statement and the enclosed proxy card are first being mailed to shareholders on or about December 26, 2008.
     A proxy delivered pursuant to this solicitation is revocable at the option of the person giving the proxy at any time before it is exercised. A proxy may be revoked, prior to its exercise, by executing and delivering a later dated proxy card, by delivering written notice of the revocation of the proxy to the Company prior to the Meeting, or by attending and voting at the Meeting. Attendance at the Meeting, in and of itself, will not constitute a revocation of a proxy. Unless previously revoked, the shares represented by the enclosed proxy will be voted in accordance with the shareholder’s directions if the proxy is duly executed and returned prior to the Meeting. If the enclosed proxy is duly executed and returned prior to the Meeting but no directions are specified, the shares will be voted “FOR” the approval of the proposed articles of amendment, “FOR” the approval of an adjournment of the Meeting, if necessary, to solicit additional proxies, and in accordance with the discretion of the named proxies on other matters properly brought before the Meeting. Any written notice revoking a proxy should be sent to: FGBC Bancshares, Inc., P.O. Box 2578, Carrollton, Georgia 30112, Attention: Corporate Secretary.
     The expense of preparing, printing and mailing this proxy statement and soliciting the proxies sought hereby will be borne by the Company. In addition to the use of the mails, proxies may be solicited by officers, directors and regular employees of the Company, who will not receive additional compensation therefore, in person, or by telephone, facsimile transmission or other electronic means. The Company also will request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of the Company’s common stock, no par value (the “Common Stock”), as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly signing and returning the enclosed proxy card will help to avoid additional expense.
     The board of directors of the Company has fixed the close of business on November 24, 2008, as the record date (“Record Date”) for determination of the Company’s shareholders entitled to notice of and to vote at the Meeting. At the close of business on such date, there were 12,487,356 shares of Common Stock outstanding and held by approximately 1,450 shareholders of record. Holders of Common Stock are entitled to one vote on each matter considered and voted upon at the Meeting for each share of Common Stock held of record at the close of business on the Record Date.
REASON FOR HOLDING THE SPECIAL MEETING
     On October 14, 2008, the U.S. Government announced a series of initiatives intended to strengthen market stability, improve the strength of financial institutions and enhance market liquidity. According to federal banking regulators, these programs are intended to provide fresh capital and liquidity to financial institutions to, among other things, foster new lending. As part of this overall initiative, the U.S. Department of Treasury announced a voluntary Capital Purchase Program (the “CPP”) to encourage U.S. financial institutions to enhance capital, in the hope of increasing the flow of financing to U.S. businesses and consumers, and to support the U.S. economy. Under the CPP, eligible financial institutions who are selected to participate will be able to sell equity interests in the form of preferred stock to the U.S. Treasury in amounts between 1% and 3% of their risk-weighted assets. The preferred stock will constitute Tier 1 capital. Our board of directors has authorized management to apply for participation in the CPP up to the maximum of 3% of risk-based assets, which would be approximately $20.5 million. The Company’s participation in the CPP is voluntary and is subject to the approval of the Treasury Department. Although the Company’s bank subsidiary is presently well-capitalized, management believes it is advisable to explore the opportunities offered by the CPP. Because we do not have preferred stock authorized in our articles of incorporation, however, it is necessary for us to amend our articles of incorporation to authorize preferred stock. For additional information, see “Proposal No. 1-Approval of Articles of Amendment.”
SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth the beneficial ownership of our common stock as of October 31, 2008 by (i) each director; (ii) each “named executive officer” of the Company, as that term is defined in Item 402(m)(2) of the SEC’s Regulation S-K; and (iii) all of the directors and named executive officers as a group. The Company is not aware of any beneficial owners of more than 5% of the Company’s outstanding Common Stock.

Name	Position(s) Held	Shares Owned[1]		Percentage[1]
Gregory S. Akins	EVP, Chief Operating Officer	93,333	[2]	0.7%

Roy L. Denney	Director	279,224	[3]	2.2%

Walter D. Duke	Director	227,481		1.8%

Wyche T. Green, III	Director	35,901		0.3%

Gregory M. Hagan	Director	160,122		1.3%

George B. Hamil, Jr.	Director	154,873	[4]	1.2%

Terry L. Harper	Director	33,956		0.3%

Emmett K. Harrod	Director	50,421		0.4%

H. Jeffrey Lindsey	Director	186,804		1.5%

Teresa L. Martin	EVP, Chief Financial Officer	99,942	[5]	0.8%

Dennis H. McDowell	Director	590,310		4.7%

W. Brett Morgan	EVP, Chief Lending Officer	7,391		0.1%

Edward R. Newbern	Director	320,465	[6]	2.6%

G. Randall Pugh	Director	16,833		0.1%

Jackie L. Reed	Chief Executive Officer / Director	198,025	[7]	1.6%

Carl R. Sewell, Jr.	Director	219,929		1.8%

Name	Position(s) Held	Shares Owned[1]		Percentage[1]
Bart R. Smith	Director	92,540		0.7%

Gleamer L. Smith, Jr.	Director	138,886	[8]	1.1%

Robert L. Stewart, Jr.	Director	159,762	[9]	1.3%

All directors and executive officers as a group (19 individuals)		3,066,198	[10]	24.5%

(1)	The information shown above is based upon “beneficial ownership” concepts as set forth in rules promulgated under the Securities Exchange Act of 1934. Under such rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power”, which includes the power to vote, or to direct the voting of, such security, or has or shares “investment power”, which includes the power to dispose, or to direct the disposition of, such security. A person is also deemed to be the beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days. In accordance with SEC rules, percentages were calculated based on the amount of outstanding shares plus, for each such person or group, any shares that person or group has the right to acquire within 60 days through stock options or other rights.

(2)	Includes 40,000 shares that may be acquired through the exercise of stock options that are either exercisable or become exercisable within 60 days.

(3)	Includes 20,392 shares held in Mr. Denney’s spouse’s retirement plan.

(4)	Includes 78,628 shares held for Mr. Hamil’s account in a retirement plan and 1,666 shares held in a corporation of which Mr. Hamil is the controlling shareholder.

(5)	Includes 67,880 shares that may be acquired through the exercise of stock options that are either exercisable or become exercisable within 60 days and 1,928 shares held by Ms. Martin as custodian for her minor child.

(6)	Includes 189,789 shares held in the Eddie G. Newbern Retirement Trust.

(7)	Includes 147,569 shares that may be acquired through the exercise of stock options that are either exercisable or become exercisable within 60 days.

(8)	Includes 4,721 shares held in Mr. Smith’s spouse’s individual retirement plan.

(9)	Includes 40,083 shares held in a family limited partnership and 3,726 shares held by his wife as custodian for his minor child.

(10)	Includes 255,449 shares that that may be acquired through the exercise of stock options that are either exercisable or become exercisable within 60 days.

There are no arrangements that may result in a change of control of the Company.

PROPOSAL NO. 1
APPROVAL OF ARTICLES OF AMENDMENT
General
     The Company’s board of directors has unanimously approved and recommended that the shareholders adopt an amendment to the Company’s articles of incorporation to authorize the issuance of up to 10,000,000 shares of preferred stock with such rights and preferences as the board may determine. The board’s primary objective in amending the articles of incorporation to authorize the preferred stock is to provide maximum flexibility with respect to future financing transactions, including being able to participate in the CPP recently established by the U.S. Treasury Department (“Treasury”). Under this program, Treasury will make a direct equity investment in participating institutions through the purchase by Treasury preferred stock. According to current guidelines, if we receive preliminary approval to participate in the CPP, we would have only 30 days from the date of notification to complete the investment. Therefore, since time is of the essence, we are holding this Meeting in order to position the Company to be able to participate in the CPP if it chooses to do so and its application is approved.
     The board of directors believes that authorizing the board to issue shares of preferred stock will provide greater flexibility and enable the Company to raise capital and accomplish other corporate objectives in response to market conditions or growth opportunities as and when they become available. Currently, the Company is not authorized to issue preferred stock. If the amendment is adopted by the shareholders of the Company, the shares of preferred stock will be available for issuance from time to time for such purposes and consideration as the board may approve. No further vote of the shareholders of the Company will be required, except as provided under Georgia law. The board of directors believes that it is advisable to increase the Company’s authorized capital to include a class of preferred stock in order to increase the Company’s flexibility to engage in preferred stock financings that the board of directors believes are favorable to the Company and its shareholders, including the participation in the CPP.
     The Company’s preferred stock may have such terms, including dividend or interest rates, conversion prices, voting rights, redemption prices, maturity dates, and other rights, preferences and limitations, as determined by the board in its sole discretion. The board would have the sole authority to issue such shares of preferred stock to whomever and for whatever purposes it may deem appropriate.
Preferred Stock Under the CPP
     On November 17, 2008 Treasury issued a term sheet applicable to private institutions who participate in the CPP. Because our shares are not traded on a national securities exchange, we are not considered to be a “publicly traded” company as that term is defined in the term sheet. Therefore, we are eligible for participation in the CPP under the provisions set forth in the private term sheet. The material aspects of Treasury’s potential investment in our securities under the CPP are summarized in the following paragraphs.
     If we participate in the CPP, we would sell to Treasury perpetual preferred stock with a liquidation preference of at least $1,000 per share (the “Preferred Shares”). The Preferred Shares would be senior to our Common Stock and would pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of the original investment and thereafter at a rate of 9% per annum. Dividends would be payable quarterly in arrears on the fifteenth day of February, May, August and November of each year.
     Treasury’s investment will be limited to an aggregate amount of between 1% and 3% of our risk-weighted assets. Based upon our bank subsidiary’s risk-weighted assets as of September 30, 2008, this would equate to an investment by the Treasury of between approximately $6.8 million and $20.5 million. On November 6, 2008 we submitted an application for participation in the CPP seeking the maximum investment. As of the date of this proxy statement we have not received any information from Treasury regarding the status of our application.

     If our application is approved and we participate in the CPP, then we expect the proceeds to be used for general working capital purposes, including loan origination and the reduction of short-term borrowings (primarily brokered deposits). The proceeds will qualify for Tier 1 capital treatment and therefore will increase our capital levels, which will support future organic growth. We may also use the proceeds to expand our branch network, although we have no current plans or arrangements regarding such expansion. If Treasury does not approve our application, or if we otherwise decide not to participate in the CPP, there will no material effect on our liquidity, capital resources or results of operations, and our bank subsidiary will remain well capitalized and capable of continuing its strategic plan.
     The Preferred Shares would be non-voting shares, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred Shares; (ii) any amendment to the rights of the Preferred Shares, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Preferred Shares. If the dividends described above were not paid in full for six dividend periods, whether or not consecutive, the holders of the Preferred Shares would have the right to elect two directors. The right to elect directors would then cease when full dividends have been paid for all prior dividend periods.
     The Preferred Shares may not be redeemed for a period of three years from the date of the investment, except with the proceeds of an equity offering of Tier 1 qualifying perpetual preferred or common stock that results in aggregate gross proceeds of not less than 25% of the issue price of the Preferred Shares. After the third anniversary of the date of the investment, the Preferred Shares may be redeemed, in whole or in part, at any time at our option. All redemptions will be at par plus any accrued and unpaid dividends and will be subject to the approval of our primary federal regulator, which is the Federal Reserve.
     For so long as the Preferred Shares remain outstanding, and subject to certain exceptions, we may not declare or pay cash dividends on or repurchase any equity securities that rank equally with or subordinate to the Preferred Shares (other than pro rata dividends on preferred securities that rank equally with the Preferred Shares) unless all accrued and unpaid dividends for all prior periods are fully paid. Prior to the third anniversary of the date of the investment, we must obtain Treasury’s consent for any increase in common dividends. After the third anniversary and prior to the tenth anniversary, we must obtain Treasury’s consent for any increase in aggregate common dividends greater than 3% per year, provided that no increase in common dividends may be made as a result of any dividend paid in common shares, any stock split or similar transaction. The requirement to obtain prior approval, however, will no longer apply if Treasury ceases to hold any of the Preferred Shares or the Warrant Preferred, which are described below.

     Prior to the tenth anniversary of the date of the investment, and subject to certain exceptions, we must obtain Treasury’s consent for any repurchases of equity securities or trust preferred securities. The requirement to obtain prior approval, however, will no longer apply if Treasury ceases to hold any of the Preferred Shares or the Warrant Preferred, which are described below. After the tenth anniversary of the date of the investment we will be prohibited from paying common dividends or repurchasing any equity securities or trust preferred securities until all equity securities held by Treasury are fully redeemed or Treasury has transferred all of such securities to third parties. Other than the restrictions on dividends and repurchases described above, we do not believe that our participation in the CPP would have a material impact on the rights of our common shareholders.
     The Preferred Shares will not be subject to any contractual restriction on transfer. Since we are a reporting company, we would be required to file a shelf registration statement covering the Preferred Shares (as well as the warrants and the Warrant Preferred, which are described below) as promptly as practicable and take all action required to cause such registration statement to be declared effective as soon as possible. In addition, holders of securities issued through the CPP will have piggyback registration rights with respect to the securities issued through the CPP.
     For so long as Treasury holds any of our equity securities, neither we not our subsidiaries will be able to enter into transactions with related persons (generally, this includes directors, executive officers, 5% shareholders and their immediate family members) unless such transactions are on terms no less favorable to us than could be obtained from an unaffiliated third party. In addition, any such related party transactions would need to be approved by the audit committee or a comparable body of independent directors.
     In addition to the Preferred Shares, Treasury will receive immediately exercisable warrants to purchase, upon net settlement, a number of net shares of our preferred stock having an aggregate liquidation preference equal to 5% of the amount of Treasury’s investment (the “Warrant Preferred”). The Warrant Preferred will have the same rights and terms as the Preferred Shares except that the annual dividend will be 9% from the date of the issuance and the Warrant Preferred may not be redeemed until all of the Preferred Shares have been redeemed. The term of the warrants will be 10 years, although Treasury has indicated that it intends to exercise the warrants immediately.
     Financial institutions participating in the CPP must adopt Treasury’s standards for executive compensation and corporate governance for the period during which Treasury holds any of our Preferred Shares or Warrant Preferred. These standards generally apply to the chief executive officer, chief financial officer, plus the next three most highly compensated executive officers (collectively, the “senior executive officers”). Participating institutions must meet certain standards, including: (1) ensuring that incentive compensation for senior executive officers does not encourage unnecessary and excessive risks; (2) requiring a clawback of any bonus or incentive compensation paid to a senior executive officer based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; (3) prohibiting certain severance payments to a senior executive officer, generally referred to as “golden parachute” payments, above specified amounts; and (4) agreeing not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive officer. We expect that each executive officer will agree in writing to be bound by the applicable CPP restrictions on compensation during any period that he or she is a senior executive officer and Treasury holds any securities acquired through the CPP. We do not expect, however, that the application of these restrictions will have a material effect on the benefits available to our executive officers.
     The foregoing paragraphs summarize the provisions of the private term sheet that has been released by Treasury. Treasury could change the terms offered under the CPP. If it does, the terms of securities that would be issued by us would conform to the terms required by Treasury, which might not be the same as described in this proxy statement.
     Although we have no reason to believe that our application for participation in the CPP would not be approved, there can be no assurance that Treasury will approve our application or that the application will be approved in the amount requested. Furthermore, we may decide to withdraw our application. Approval of the proposed articles of amendment does not commit us to participate in the CPP.

Pro Forma Financial Effect of Treasury’s Investment
     The unaudited pro forma condensed consolidated financial data set forth below has been derived by the application of pro forma adjustments to our historical financial statements for the year ended December 31, 2007 and the nine months ended September 30, 2008. The unaudited pro forma consolidated financial data give effect to the following events as if they had occurred on January 1, 2007 in the case of the statement of income data and September 30, 2008 in the case of the balance sheet data:
•	The issuance of $6.8 million minimum and $20.5 million maximum of preferred stock to the Treasury under the CPP;

•	The issuance of warrants to purchase 342 minimum and 1,026 maximum shares of warrant preferred stock assuming a purchase price of $0.01, which are to be exercised immediately and are referred to in the following tables as the “warrant preferred”; and

•	The reduction of short-term borrowings (consisting primarily of brokered deposits) from the proceeds of the CPP.
     We present unaudited pro forma consolidated balance sheet data, including selected line items from our balance sheet and selected capital ratios, as of September 30, 2008. We also present unaudited pro forma condensed consolidated income statements for the year ended December 31, 2007 and the nine months ended September 30, 2008. The pro forma financial data may change materially based on the timing and the utilization of the proceeds.
     The information should be read in conjunction with our audited financial statements and the related notes filed as part of our Annual Report on Form 10-K for the year ended December 31, 2007, and our unaudited consolidated financial statements and the related notes filed as part of our Quarterly Report on From 10-Q for the period ended September 30, 2008.
     The following unaudited pro forma consolidated financial data is not necessarily indicative of our financial position or results of operations that actually would have been attained had proceeds from the CPP been received, or the issuance of the warrants pursuant to the CPP been made, at and as of the dates indicated, and is not necessarily indicative of our financial position or results of operations that will be achieved in the future.
     We have included the following unaudited pro forma consolidated financial data solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the proposal to amend our articles of incorporation. Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known risks and uncertainties, certain of which are beyond our control.
FGBC BANCSHARES, INC.
Pro Forma Consolidated Balance Sheet Data and Capital Ratios
(In thousands)

	September 30,	Minimum	Maximum
	2008	1%	3%
	(unaudited)	9/30/08	9/30/08
Balance Sheet:
Total liabilities(1)	$762,831	$755,994	$742,320
Stockholders’ equity
Preferred stock(2)	—	6,447	19,342
Warrant preferred(2)	—	390	1,169
Common stock	71,524	71,524	71,524
Accumulated deficit	(2,019)	(2,019)	(2,019)
Accumulated other comprehensive loss	(401)	(401)	(401)

Total stockholders’ equity	$69,104	$75,941	$89,615

Capital Ratios:
Total risk-based capital to risk weighted assets ratio	11.33%	12.33%	14.33%
Tier 1 capital ratio	10.08%	11.08%	13.08%
Leverage ratio	8.57%	9.42%	11.12%

(1) Assumes that proceeds are initially used to reduce short-term borrowings (consisting primarily of brokered deposits).
(2) The carrying values of the preferred stock and the warrant preferred are based on their relative fair values at the issue date. Specifically, the total estimated proceeds were allocated between the preferred stock and the warrant preferred based on the ratio of the present values of their respective cash flows using a 14% discount rate and assuming that both are redeemed on the fifth anniversary of the date of investment. The carrying value of the preferred stock is net of a discount equal to the difference between the ultimate expected redemption price of the preferred stock and its relative fair value. The carrying value of the warrant preferred includes a premium equal to the difference between the relative fair value of the warrant preferred and its ultimate expected redemption price. The discount and the premium will be accreted and amortized, respectively, back to par value on a constant effective yield method over a five year term.

FGBC BANCSHARES, INC.
Pro Forma Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Historical Twelve	Minimum 1%		Maximum 3%
	Months Ended	12/31/07		12/31/07
	12/31/07	(unaudited)		(unaudited)
Net interest income	$21,804	$22,040	(1)	$22,574	(1)
Provision for losses on loans	2,353	2,353		2,353

Net interest income after provision for losses on loans	19,451	19,687		20,221

Non-interest income	3,438	3,438		3,438
Non-interest expense	21,413	21,413		21,413

Income from continuing operations before income taxes	1,476	1,712		2,246
Income tax expense (benefit)	(579)	(489	)(2)	(286	)(2)
Net income	$2,055	$2,201		$2,532
Less: Preferred dividends	—	(373	)(3)	(1,118	)(3)
Less: Discount accretion	—	(68	)(4)	(205	)(4)
Plus: Premium amortization	—	12	(5)	35	(5)

Income available to common stockholders	$2,055	$1,771		$1,244

Basic earnings per share available to common stockholders	$0.17	$0.15		$0.10
Diluted earnings per share available to common stockholders	$0.16	$0.14		$0.10

Weighted average common shares outstanding
Basic	12,124,152	12,124,152		12,124,152
Diluted	12,889,153	12,889,153		12,889,153

(1) Assumes that the $6.8 million and $20.5 million, respectively, in CPP proceeds are used to reduce short-term borrowings (consisting primarily of brokered deposits with weighted average interest rates equal to 3.46% and 3.75% for the Minimum and Maximum columns, respectively). The actual impact to net interest income would be different as we expect to utilize a portion of the proceeds to fund loan growth. However, such impact cannot be estimated at this time as the impact would vary based on the timing of when the loans are funded and the actual pricing of such loans.
(2) The reduction in the income tax benefit is attributable to additional net interest income as described in Note 1. We have assumed an effective tax rate of 38% for purposes of this calculation (combined federal and state rates).
(3) Consists of the 5% cash dividend payable on the shares of preferred stock issued as well as the 9% cash dividend payable on the preferred stock issued upon the immediate exercise of the warrants.
(4) The initial discount for the preferred stock is equal to the difference between its ultimate redemption price and its relative fair value (see Note 2 to the pro forma balance sheet above, which sets forth the process and assumptions used to establish the relative fair values). The discount is accreted back to par value on a constant effective yield method over a five year term, which is the expected life of the preferred stock.
(5) The initial premium for the warrant preferred is equal to the difference between its relative fair value and its ultimate expected redemption price (see Note 2 to the pro forma balance sheet above, which sets forth the process and assumptions used to establish the relative fair values). The premium is amortized back to par value on a constant effective yield method over a five year term, which is the expected life of the warrant preferred.

FGBC BANCSHARES, INC.
Pro Forma Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Historical Nine	Minimum 1%		Maximum 1%
	Months Ended	9/30/08		9/30/08
	9/30/08	(unaudited)		(unaudited)
Net interest income	$16,132	$16,309	(1)	$16,710	(1)
Provision for losses on loans	4,576	4,576		4,576

Net interest income after provision for losses on loans	11,556	11,733		12,134

Non-interest income	3,663	3,663		3,663
Non-interest expense	17,587	17,587		17,587

Income from continuing operations before income taxes	(2,368)	(2,191)		(1,790)
Income tax expense (benefit)	(967)	(900	)(2)	(748	)(2)
Net loss	$(1,401)	$(1,291)		$(1,043)
Less: Preferred dividends	—	(279	)(3)	(838	)(3)
Less: Discount accretion	—	(51	)(4)	(153	)(4)
Plus: Premium amortization	—	9	(5)	27	(5)

Loss to common stockholders	$(1,401)	$(1,612)		$(2,007)

Basic earnings per share available to common stockholders	$(0.11)	$(0.13)		$(0.16)
Diluted earnings per share available to common stockholders	$(0.11)	$(0.13)		$(0.16)

Weighted average common shares outstanding
Basic	12,238,873	12,238,873		12,238,873
Diluted	12,238,873	12,238,873		12,238,873

(1) Assumes that the $6.8 million and $20.5 million, respectively, in CPP proceeds are used to reduce short-term borrowings (consisting primarily of brokered deposits with weighted average interest rates equal to 3.46% and 3.75% for the Minimum and Maximum columns, respectively). The actual impact to net interest income would be different as we expect to utilize a portion of the proceeds to fund loan growth. However, such impact cannot be estimated at this time as the impact would vary based on the timing of when the loans are funded and the actual pricing of such loans.
(2) The reduction in the income tax benefit is attributable to additional net interest income as described in Note 1. We have assumed an effective tax rate of 38% for purposes of this calculation (combined federal and state rates).
(3) Consists of the 5% cash dividend payable on the shares of preferred stock issued as well as the 9% cash dividend payable on the preferred stock issued upon the immediate exercise of the warrants.
(4) The initial discount for the preferred stock is equal to the difference between its ultimate redemption price and its relative fair value (see Note 2 to the pro forma balance sheet above, which sets forth the process and assumptions used to establish the relative fair values). The discount is accreted back to par value on a constant effective yield method over a five year term, which is the expected life of the preferred stock.
(5) The initial premium for the warrant preferred is equal to the difference between its relative fair value and its ultimate expected redemption price (see Note 2 to the pro forma balance sheet above, which sets forth the process and assumptions used to establish the relative fair values). The premium is amortized back to par value on a constant effective yield method over a five year term, which is the expected life of the warrant preferred.
Potential Effects of the Proposed Amendment
     In deciding whether to issue shares of common or preferred stock, including preferred stock in the CPP, the board of directors will carefully consider the terms of such capital stock and the effect of the issuance on the operating results of the Company and its existing shareholders. With the exception of stock dividends, issuances of common stock or one or more series of preferred stock may result in dilution to the investments of existing shareholders. In addition, issuances of preferred stock could be used to discourage or make it more difficult for a person to acquire control of the Company or remove management. The board of directors, however, did not propose this amendment for the purpose of discouraging mergers or changes in control of the Company. Other than the possible issuance of preferred stock pursuant to the CPP, the board has no present intention of issuing any shares of preferred stock. None of our directors or executive officers has any financial or other personal interest in the proposal to amend the Company’s articles of incorporation.
     The text of the proposed articles of amendment is set forth in Appendix A attached hereto. Shareholders are urged to read Appendix A carefully.

     The Company’s board of directors unanimously recommends that you vote “FOR” the proposal to amend the Company’s articles of incorporation to authorize preferred stock.
PROPOSAL NO. 2
ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY
     If the number of shares of existing Common Stock voting in favor of Proposal No. 1 at the Meeting is greater than the number of shares voted against Proposal No. 1 but is less than the absolute majority of all outstanding shares required to approve Proposal No. 1 under Georgia law, management intends to move to adjourn the Meeting in order to enable it to solicit additional proxies in favor of Proposal No. 1. In that event, management will ask our shareholders to vote only upon the adjournment proposal and not upon Proposal No. 1.
     In the adjournment proposal, we are asking our shareholders to authorize the holder of any proxy solicited by the Company’s board of directors to vote in favor of granting management the discretionary authority to adjourn the Meeting, and any later adjournments of the Meeting, to a date or dates not later than February 2, 2009, to enable our management to solicit additional proxies in favor of Proposal No. 1. If our shareholders approve the adjournment proposal, management could adjourn the Meeting and any adjourned session of the Meeting to a date or dates not later than February 2, 2009 and use the additional time to solicit additional proxies in favor of Proposal No. 1, including the solicitation of proxies from shareholders that previously voted against Proposal No. 1.
     The Company’s board of directors believes that if the number of shares of our existing Common Stock voting in favor of Proposal No. 1 is greater than the number of shares voted against but is less than the absolute majority of all outstanding shares required, it is in the best interests of the shareholders to enable management, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes in favor of Proposal No. 1 to approve it.
     The Company’s board of directors unanimously recommends that shareholders vote “FOR” the proposal to grant management the discretionary authority to adjourn the Meeting, if necessary, to a date or dates not later than February 2, 2009.
OTHER MATTERS
     The Company’s board of directors knows of no other matter to be brought before the Meeting, including any adjournment of it, that has not been discussed in this proxy statement. Section 14-2-702(d) of the Georgia Business Corporation Code provides that only business within the purpose or purposes described in the meeting notice may be conducted at a special shareholders’ meeting. If any other matters are properly brought before the Meeting, it is the intention of the named proxies in the accompanying proxy to vote in accordance with their judgment on such matters.
VOTING REQUIREMENTS
     Under law and pursuant to the bylaws of the Company, the presence, in person or by proxy, of the holders of more than 50% of the issued and outstanding Common Stock entitled to vote is necessary to constitute a quorum for purposes of shareholder action. For these purposes, shares which are present or represented by proxy at the Meeting will be counted in determining whether a quorum has been constituted, regardless of whether the holder of the shares or the proxy abstains from voting on any particular matter or whether a broker with discretionary authority fails to exercise its discretionary voting authority.
     With regard to both Proposal No. 1 and Proposal No. 2, votes may be cast for or against the matter, or shareholders may abstain from voting on the matter. Approval of Proposal No. 1 requires the affirmative vote of at least a majority of the Company’s issued and outstanding shares of Common Stock. Approval of Proposal No. 2 requires the affirmative vote of at least a majority of the votes cast at the Meeting.
     If no directions are specified in any duly signed and dated proxy card received by the Company, the shares represented by that proxy card will be counted as present for quorum purposes and will be voted by the named proxies FOR the approval of the proposed articles of amendment, FOR the approval of an adjournment of the Meeting, if necessary, to solicit additional proxies, and in accordance with the discretion of the named proxies on other matters properly brought before the Meeting.
SHAREHOLDER PROPOSALS
     Any shareholder proposal intended to be presented at the 2009 annual meeting of shareholders and to be included in the Company’s proxy statement and form of proxy relating to such meeting must be received by the Company no later than December 22, 2008. Any such proposal must comply in all respects with the rules and regulations of the SEC.
     For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the Company’s 2009 annual meeting of shareholders, management will be able to vote proxies in its discretion if the Company: (i) receives notice of the proposal before the close of business on March 7, 2009, and advises shareholders in the 2009 proxy statement about the nature of the matter and how management intends to vote on such matter; or (ii) does not receive notice of the proposal prior to the close of business on March 10, 2009. Notices of intention to present proposals at the 2009 Annual Meeting should be addressed to FGBC Bancshares, P.O. Box 2578, Carrollton, Georgia 30112, Attention: Corporate Secretary.
AVAILABLE INFORMATION
     The following documents, which are enclosed with this proxy statement, are incorporated by reference into this proxy statement:
•	our Annual Report on Form 10-K for the year ended December 31, 2007; and
•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.
     The Company is subject to the disclosure requirements of the Exchange Act and, in accordance therewith, is required to file reports, proxy statements and other information with the SEC. Shareholders may inspect and copy such reports, proxy statements and other information at the Company’s office located at 100 Tom Reeve Drive, Carrollton, Georgia 30117.

By Order of the Board of Directors
President and Chief Executive Officer
Franklin, Georgia
December 26, 2008

APPENDIX A
ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
FGBC BANCSHARES, INC.
SECTION 1.
     The name of the corporation is FGBC Bancshares, Inc. (the “Corporation”).
SECTION 2.
     The Articles of Incorporation of the Corporation shall be amended by deleting Article 4 in its entirety and substituting in lieu thereof a new Article 4 which reads as follows:
     “The Corporation shall have authority to issue 110,000,000 shares of capital stock, which shall be divided into classes and shall have the following designations, preferences, limitations and relative rights:
     A. Common Stock. One class shall consist of 100,000,000 shares of common stock, no par value per share, designated “Common Stock”. The holders of Common Stock shall be entitled to elect the members of the board of directors of the Corporation, and such holders shall be entitled to vote as a class on all matters required or permitted to be submitted to the shareholders of the Corporation.
     B. Preferred Stock. One class shall consist of 10,000,000 shares of preferred stock, no par value per share, designated “Preferred Stock”. To the fullest extent provided by Section 14-2-602 of the Georgia Business Corporation Code (and any successor provision thereof), the Board of Directors of the Corporation shall be empowered, without shareholder action, to divide any and all shares of the Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of any series so established. Before any shares of Preferred Stock of any particular series shall be issued, the Board of Directors of the Corporation shall fix and determine, and is hereby expressly empowered to fix and determine, in the manner provided by law, the following provisions of the shares of such series: (i) the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors of the Corporation in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors of the Corporation; (ii) the annual rate of dividends payable on shares of such series, whether dividends shall be cumulative and conditions upon which and the date when such dividends shall be accumulated on all shares of such series issued prior to the record date for the first dividend of such series; (iii) the time or times, if any, when the price or prices at which shares of such series shall be redeemable at the option of the holder or of the Corporation and the sinking fund provisions, if any, for the purchase or redemption of such shares; (iv) the amount payable on shares of such series in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, including whether all or a portion is paid before any amount is paid on Common Stock; (v) the rights, if any, of the holders of shares of such series to convert such shares into, or exchange such shares for, shares of Common Stock or shares of any other series of Preferred Stock and the terms and conditions of such conversion or exchange; (vi) whether the shares of such series have voting rights and the extent of such voting rights, if any, and (vii) all other preferences, limitations and relative rights.
     The Board of Directors of the Corporation shall have the power to reclassify any unissued shares of any series of Preferred Stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption, including but not limited to, but subject to the limitations described in, the above provisions.

     Any action by the Board of Directors of the Corporation in authorizing the issuance of Preferred Stock and fixing and determining the provisions thereof is hereby ratified and approved.”
SECTION 3.
     All other provisions of the Articles of Incorporation shall remain in full force and effect.
SECTION 4.
     This amendment was approved by the Corporation’s shareholders on [________], 2009 in accordance with Section 14-2-1003 of the Georgia Business Corporation Code.

[Signature page follows]

A-2

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed and attested by its duly authorized officers as of the ___day of ________, 2009.

FGBC BANCSHARES, INC.

By:

Name:

Title:

[CORPORATE SEAL]
ATTEST:

[_________], Secretary

A-3

FGBC BANCSHARES, INC.
PROXY
SOLICITED BY THE BOARD OF DIRECTORS
FOR A SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON JANUARY 26, 2009
     The undersigned shareholder of FGBC Bancshares, Inc. (the “Company”) hereby appoints George B. Hamil, Jr. and Jackie L. Reed and each of them as proxies, with full power of substitution acting by either of them if only one of them be present and acting, to vote all shares of common stock of the Company which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders (the “Meeting”) to be held at the Franklin branch of First Georgia Banking Company, 101 Main Street, Franklin, Georgia 30217 on Monday, January 26, 2009, and at any adjournments thereof, upon the proposals described in the accompanying Notice of the Special Meeting and Proxy Statement, receipt of which is hereby acknowledged.
THE BOARD OF DIRECTORS HEREBY RECOMMENDS
A VOTE FOR THE PROPOSALS

PROPOSAL ONE:	To ratify an amendment to the Company’s articles of incorporation that authorizes the Company to issue preferred stock.

☐ For	☐ Against	☐ Abstain

PROPOSAL TWO:	To approve an adjournment of the Meeting, if necessary, to solicit additional proxies.

☐ For	☐ Against	☐ Abstain

     This proxy will be voted as directed, but if direction to the contrary is not indicated, it will be voted FOR the Proposal.
     Discretionary authority is hereby conferred as to all other matters which may come before the Meeting.

______________________________________	Dated: ____________, 2000___

Signature of Shareholder

______________________________________
Signature of Shareholder (for jointly held shares)
     If stock is held in the name of more than one person, all holders should sign. Signatures should correspond exactly with the name or names appearing on the stock certificate(s). When signing as attorney, executor, administrator, trustee, guardian or custodian, please indicate the capacity in which you are acting and give full title. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership or limited liability company, please sign in the name of the entity by an authorized person.
     Please mark, date and sign this Proxy, and return it in the enclosed, return-addressed envelope. No postage is necessary.
PLEASE RETURN THIS PROXY NO
LATER THAN JANUARY 25, 2009